FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Fourth Quarter and Full Year 2021 Results

ATLANTA – March 1, 2022 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the fourth quarter and full fiscal year ended January 2, 2022.

Highlights:

Fourth Quarter:
•Net sales increased 23% versus the prior year period to $340 million
•GAAP SG&A expenses reduced to 26% of net sales; adjusted SG&A expenses to 24% of net sales
•GAAP earnings per share of $0.37; adjusted earnings per share of $0.47
•Orders increased 19% versus the prior year period

Fiscal Year:
•Net sales increased 9% year-over-year to $1.2 billion
•GAAP SG&A expenses reduced to 27% of net sales; adjusted SG&A expenses to 26% of net sales
•GAAP earnings per share of $0.94; adjusted earnings per share of $1.23
•Net repayment of $56 million of debt; leverage reduced to 2.5x net debt-to-adjusted EBITDA
•FY 2021 orders increased 13% versus prior year; backlog remains strong

"We had a strong finish to fiscal 2021 as demand for our unique carbon neutral and carbon negative products continues to grow. Fourth-quarter orders increased 19% and net sales grew 23% versus the prior year period, driven by strength across all product categories. I continue to be impressed by our team's ability to navigate through a difficult year marked by inflation and supply chain headwinds. We successfully mitigated the negative impact on margins and, as promised, we materially and sustainably reduced SG&A expenses as a percentage of net sales," said Dan Hendrix, Chairman and CEO of Interface. "Significant wins throughout the year drove progress on our Climate Take BackTM journey, underpinning our position as a leader in Carbontech. As businesses increasingly adopt carbon reduction goals, we are in the best industry position to fulfill this growing and important need in the marketplace."

"We carry this strong momentum into 2022 as our disciplined capital allocation strategy and strong cash generation have laid a solid foundation for growth in 2022 and beyond. In 2021, we generated $87 million of cash from operations and repaid $56 million of debt, reducing leverage to 2.5x net debt-to-adjusted EBITDA. We expect to further reduce leverage to approximately 2.0x net debt-to-adjusted EBITDA by the end of 2022," added Bruce Hausmann, CFO of Interface.

Fourth Quarter 2021 Financial Summary

Sales: Fourth quarter net sales were $339.6 million, up 22.6% versus $276.9 million in the prior year period with growth across all product categories.

Gross profit margin was 35.7% in the fourth quarter, an increase of 78 basis points from the prior year period. Adjusted gross profit margin was 36.1%, an increase of 67 basis points from adjusted gross profit margin for the prior year period as price increases began to offset higher labor, freight and raw material costs.

Fourth quarter SG&A expenses were $87.4 million, or 25.7% of net sales, compared to $77.3 million, or 27.9% of net sales in the fourth quarter last year. Adjusted SG&A expenses were $81.6 million, or 24.0% of net sales in the fourth quarter 2021, compared to $72.7 million, or 26.2% of net sales, in the fourth quarter last year.

Operating Income: Fourth quarter operating income was $33.9 million, compared to operating income of $20.9 million in the prior year period. Current year operating income includes severance, asset impairment and other charges. Prior year operating income includes severance, asset impairment and other charges as well as a reversal of a portion of previously recognized restructuring charges. Fourth quarter 2021 adjusted operating income (AOI) was $41.1 million versus AOI of $25.6 million in the fourth quarter of 2020.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $21.8 million in the fourth quarter of 2021, or $0.37 per diluted share, compared to the fourth quarter 2020 GAAP net income of $19.6 million, or $0.33 per diluted share. Fourth quarter 2021 adjusted net income was $27.8 million, or $0.47 per diluted share, versus the fourth quarter 2020 adjusted net income of $16.0 million, or $0.27 per diluted share.

Adjusted EBITDA: In the fourth quarter of 2021, adjusted EBITDA was $52.8 million. This compares with adjusted EBITDA of $37.2 million in the fourth quarter of 2020.
Fiscal Year 2021 Financial Summary
Sales: Net sales for fiscal year 2021 were $1,200.4 million, versus $1,103.3 million in the prior year. The prior year included 53 weeks of net sales and a strong pre-pandemic first quarter, versus fiscal year 2021 that included 52 weeks of net sales and a recovering commercial market.

Gross profit margin was 36.0% for fiscal year 2021, a decrease of 117 basis points from the prior year. Adjusted gross profit margin was 36.5%, a decrease of 119 basis points from adjusted gross profit margin for the prior year due to higher labor, freight and raw material costs.

SG&A expenses for fiscal year 2021 were $324.3 million, or 27.0% of net sales, compared to $333.2 million, or 30.2% of net sales in the prior year. Adjusted SG&A expenses were $316.1 million, or 26.3% of sales, for fiscal year 2021 compared to $305.5 million, or 27.7% of net sales, in the prior year.

Operating Income: Operating income for fiscal year 2021 was $104.8 million, compared to operating loss of $39.3 million in the prior year. Operating income for 2021 includes previously announced charges related to the closure of the Company's manufacturing facility in Thailand, severance, asset impairment and other costs. Prior year operating income includes a $121.3 million non-cash charge for impairment of goodwill and intangible assets, primarily driven by global impacts of the COVID-19 pandemic. AOI was $122.3 million for fiscal year 2021 versus $110.5 million in the prior year.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $55.2 million in fiscal year 2021, or $0.94 per diluted share, compared to fiscal year 2020 GAAP net loss of $71.9 million, or a loss of $1.23 per diluted share. Adjusted net income for fiscal year 2021 was $72.3 million, or $1.23 per diluted share, versus fiscal year 2020 adjusted net income of $67.2 million, or $1.15 per diluted share.

Adjusted EBITDA: In fiscal year 2021, adjusted EBITDA was $169.4 million. This compares with adjusted EBITDA of $145.7 million in fiscal year 2020.

Cash and Debt: The Company had cash on hand of $97.3 million and total debt of $518.1 million at the end of fiscal year 2021, compared to $103.1 million of cash and $576.6 million of total debt at the end of fiscal year 2020.

Fully diluted share count at the end of the fourth quarter of 2021 was 59.1 million shares

Fourth Quarter 2021 Segment Results
At the beginning of 2021, the Company expanded its financial reporting into two operating and reportable segments: 1) Americas (AMS) and 2) Europe, Africa, Asia and Australia (collectively EAAA). The realignment solely impacts the Company's segment reporting and there is no change to previously reported consolidated results. Segment AOI includes allocations of corporate SG&A expenses.
AMS Results:
•Q4 2021 net sales were $190.8 million, up 35.1% versus $141.2 million in the prior year period primarily due to the recovering commercial market.
•Q4 2021 orders were up 32% compared to the prior year period.
•Q4 2021 operating income was $27.0 million compared to $21.1 million in the prior year period.
•Q4 2021 AOI was $30.4 million versus $21.3 million in the prior year period.
EAAA Results:
•Q4 2021 net sales were $148.8 million, up 9.7% versus $135.7 million in the prior year period.
•Currency fluctuations had an approximately $3.9 million negative impact on Q4 2021 sales as compared to Q4 2020 sales due to weakening of the Euro and Australian dollar against the U.S. dollar.
•Q4 2021 orders were up 7% compared to the prior year period.
•Q4 2021 operating income was $6.9 million compared to operating loss of $0.1 million in the prior year period.
•Q4 2021 AOI was $10.7 million versus $4.3 million in the prior year period.

Fiscal Year 2021 Segment Results
AMS Results:
•Net sales for fiscal year 2021 were $651.2 million, up 9.7% versus $593.4 million in the prior year. The prior year included 53 weeks of net sales, and a strong pre-pandemic first quarter, versus fiscal year 2021 that included 52 weeks of net sales and a recovering commercial market.
•Operating income for fiscal year 2021 was $81.4 million compared to $73.2 million in the prior year.
•AOI for fiscal year 2021 was $85.0 million versus $89.1 million in the prior year.

EAAA Results:
•Net sales for fiscal year 2021 were $549.2 million, up 7.7% versus $509.8 million in the prior year primarily due to recovering commercial markets and favorable currency fluctuations. The prior year period included 53 weeks of net sales, and fiscal year 2021 included 52 weeks.
•Currency fluctuations had an approximately $21.5 million positive impact on net sales in fiscal year 2021 as compared to the prior year, primarily due to the strengthening of the Euro, British Pound sterling, Chinese Renminbi and Australian dollar against the U.S. dollar.
•Operating income for fiscal year 2021 was $23.4 million compared to an operating loss of $112.5 million in the prior year. Fiscal year 2020 included a non-cash goodwill and intangible asset impairment charge of $118.6 million.
•AOI for fiscal year 2021 was $37.3 million versus $21.4 million in the prior year.

Outlook

There continues to be a significant level of disruption in the global supply chain. As the Company continues to monitor this situation, it is anticipating:

For the first quarter of 2022:
•Net sales of $275 million to $285 million.
•Adjusted gross profit margin of 35.0% to 37.0%.
•Adjusted SG&A expenses of approximately $80 million.
•Adjusted Interest & Other expenses of approximately $7.5 million to $8.0 million.
•Fully diluted weighted average share count at the end of the first quarter of 2022 of approximately 59.3 million shares.

For the full fiscal year 2022:
•Year-over-year net sales growth of approximately 7.0% to 9.0%.
•Adjusted gross profit margin of 35.5% to 36.5%.
•Adjusted SG&A expenses that are approximately 26.0% of net sales.
•Adjusted Interest & Other expenses of approximately $31 million.
•An adjusted effective tax rate for the full year of 2022 of approximately 27%.
•Capital expenditures of approximately $30 million.

Webcast and Conference Call Information

Interface will host a conference call on March 1, 2022, at 8:00 a.m. Eastern Time, to discuss its fourth quarter and fiscal year 2021 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at:
https://events.q4inc.com/attendee/899136320, or through the Company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income ("AOI"), adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and AOI exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance and other charges and an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire, loss on the discontinuance of interest rate swaps, loss on the extinguishment of debt and tax expenses/benefits associated with previously discontinued operations. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, asset impairment, severance and other charges and an SEC settlement fine. Organic sales excludes the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, an SEC settlement fine, and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2022 first quarter and the statements regarding the full year 2022 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but not limited to geopolitical tensions arising from Russia's recent incursion into Ukraine as well as the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2021: “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility and Senior Notes, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; "Sales of our principal products have been and may continue to be affected by the COVID-19 pandemic, adverse economic cycles, and effects in the new construction market and renovation market"; "Our earnings could be adversely affected by non-cash adjustments to goodwill, when a test of goodwill assets indicate a material impairment of those assets"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "We have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt"; “Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness”; “We may incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Large increases in the cost of our raw materials, shipping costs, duties or tariffs could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Changes to our facilities, manufacturing processes, product construction, and product composition could disrupt our operations, increase customer complaints, increase warranty claims, negatively affect our reputation, and have a material adverse effect on our financial condition and results of operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; and “We face risks associated with litigation and claims".

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	1/2/2022	1/3/2021	1/2/2022	1/3/2021

Net Sales	$339,646	$276,946	$1,200,398	$1,103,262
Cost of Sales	218,268	180,140	767,665	692,688
Gross Profit	121,378	96,806	432,733	410,574
Selling, General & Administrative Expenses	87,448	77,327	324,315	333,229
Restructuring Charges	—	(1,470)	3,621	(4,626)
Goodwill and Intangible Asset Impairment Charge	—	—	—	121,258
Operating Income (Loss)	33,930	20,949	104,797	(39,287)
Interest Expense	7,409	13,222	29,681	29,244
Other Expense, net	264	1,338	2,483	10,889
Income (Loss) Before Taxes	26,257	6,389	72,633	(79,420)
Income Tax Expense (Benefit)	4,431	(13,227)	17,399	(7,491)
Net Income (Loss)	$21,826	$19,616	$55,234	$(71,929)

Earnings (Loss) Per Share – Basic	$0.37	$0.33	$0.94	$(1.23)

Earnings (Loss) Per Share – Diluted	$0.37	$0.33	$0.94	$(1.23)

Common Shares Outstanding – Basic	59,055	58,668	58,971	58,547
Common Shares Outstanding – Diluted	59,055	58,668	58,971	58,547

Consolidated Condensed Balance Sheets
(In thousands)	1/2/2022	1/3/2021
Assets
Cash	$97,252	$103,053
Accounts Receivable	171,676	139,869
Inventory	265,092	228,725
Other Current Assets	38,320	23,747
Total Current Assets	572,340	495,394
Property, Plant & Equipment	329,801	359,036
Operating Lease Right-of-Use Asset	90,561	98,013
Goodwill and Intangible Assets	223,204	253,536
Other Assets	114,151	100,032
Total Assets	$1,330,057	$1,306,011

Liabilities
Accounts Payable	$85,924	$58,687
Accrued Liabilities	146,298	105,739
Current Portion of Operating Lease Liabilities	14,588	13,555
Current Portion of Long-Term Debt	15,002	15,319
Total Current Liabilities	261,812	193,300
Long-Term Debt	503,056	561,251
Operating Lease Liabilities	77,905	86,468
Other Long-Term Liabilities	123,886	138,454
Total Liabilities	966,659	979,473
Shareholders’ Equity	363,398	326,538
Total Liabilities and Shareholders’ Equity	$1,330,057	$1,306,011

Consolidated Condensed Statements of Cash Flows	Twelve Months Ended
(In thousands)	1/2/2022	1/3/2021
OPERATING ACTIVITIES
Net Income/(Loss)	$55,234	$(71,929)
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Depreciation and Amortization	46,345	45,920
Stock Compensation Amortization/(Benefit)	5,467	(502)
Loss on Disposal of Fixed Assets	4,427	4,996
Bad Debt Expense	(263)	3,843
Goodwill and Intangible Asset Impairment Charge	—	121,258
Amortization of Acquired Intangible Assets	5,636	5,457
Deferred Income Taxes and Other Non-Cash Items	(16,379)	(20,794)
Change in Working Capital
Accounts Receivable	(36,096)	40,090
Inventories	(47,074)	38,667
Prepaid Expenses and Other Current Assets	(4,800)	12,967
Accounts Payable and Accrued Expenses	74,192	(60,903)
Cash Provided by Operating Activities	86,689	119,070
INVESTING ACTIVITIES
Capital Expenditures	(28,071)	(62,949)
Other	—	1,260
Cash Used in Investing Activities	(28,071)	(61,689)
FINANCING ACTIVITIES
Revolving Loan Borrowing	76,000	110,000
Revolving Loan Repayments	(71,500)	(131,024)
Term Loan Repayments	(60,485)	(304,425)
Senior Notes Borrowing	—	300,000
Tax Withholding Payments for Share-Based Compensation	(193)	(1,511)
Proceeds from Issuance of Common Stock	—	93
Debt Issuance Costs	(36)	(7,896)
Payments for Debt Extinguishment Costs	—	(660)
Dividends Paid	(2,362)	(5,565)
Finance Lease Payments	(2,282)	(1,727)
Cash Used in Financing Activities	(60,858)	(42,715)
Net Cash Provided by (Used in) Operating, Investing and Financing Activities	(2,240)	14,666
Effect of Exchange Rate Changes on Cash	(3,561)	7,086
CASH AND CASH EQUIVALENTS
Net Change During the Period	(5,801)	21,752
Balance at Beginning of Period	103,053	81,301
Balance at End of Period	$97,252	$103,053

Segment Results

	Three Months Ended		Twelve Months Ended
(in thousands)	1/2/2022	1/3/2021	1/2/2022	1/3/2021
Net Sales
AMS	$190,814	$141,247	$651,216	$593,418
EAAA	148,832	135,699	549,182	509,844
Consolidated Net Sales	$339,646	$276,946	$1,200,398	$1,103,262

Segment AOI
AMS	$30,438	$21,324	$85,014	$89,097
EAAA	10,680	4,257	37,268	21,403
Consolidated AOI	$41,118	$25,581	$122,282	$110,500

* Note: Segment AOI includes allocation of corporate SG&A expenses

Net Sales by Region

Twelve Months Ended
% of Total	1/2/2022
Net Sales
AMS	54%
EMEA	32%
APAC	14%
Consolidated Net Sales	100%

Gross Billings by Customer Vertical

Twelve Months Ended
% of Total	1/2/2022
Gross Billings
Corporate/Office	47%
Education	17%
Healthcare	11%
Government	7%
Retail	5%
Residential/Living	4%
Consumer Residential	2%
Hospitality	2%
Other	5%
Consolidated Gross Billings	100%

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Fourth Quarter 2021			Fourth Quarter 2020				Fiscal Year 2021			Fiscal Year 2020
Net Sales as Reported (GAAP)	$339.6			$276.9				$1,200.4			$1,103.3
Impact of Changes in Currency	3.6			—				(23.9)			—
Organic Sales *	$343.2			$276.9				$1,176.5			$1,103.3

	Fourth Quarter 2021							Fourth Quarter 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$121.4	$87.4	$33.9			$21.8	$0.37	$96.8	$77.3	$20.9			$19.6	$0.33
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.4	—	1.4	1.4	(0.4)	1.0	0.02
Restructuring, Asset Impairment, Severance and Other Charges	—	(5.8)	5.8	5.8	(1.5)	4.3	0.07	—	(4.7)	3.2	3.2	(0.8)	2.4	0.04
Loss on Extinguishment of Debt	—	—	—	—	—	—	—	—	—	—	3.6	(0.9)	2.8	0.05
Loss on Discontinuance of Interest Rate Swaps	—	—	—	0.9	(0.2)	0.7	0.01	—	—	—	3.9	(0.9)	2.9	0.05
FIN 48 Release on Discontinued Ops	—	—	—	—	—	—	—	—	—	—	—	(12.7)	(12.7)	(0.22)
Adjustments Subtotal *	1.4	(5.8)	7.2	8.1	(2.1)	6.0	0.10	1.4	(4.7)	4.6	12.1	(15.7)	(3.6)	(0.06)
Adjusted (non-GAAP) *	$122.7	$81.6	$41.1			$27.8	$0.47	$98.2	$72.7	$25.6			$16.0	$0.27

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Fiscal Year 2021							Fiscal Year 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income /(Loss)	Diluted EPS
GAAP As Reported	$432.7	$324.3	$104.8			$55.2	$0.94	$410.6	$333.2	$(39.3)			$(71.9)	$(1.23)
Non-GAAP Adjustments
Purchase Accounting Amortization	5.6	—	5.6	5.6	(1.6)	4.0	0.07	5.5	—	5.5	5.5	(1.6)	3.9	0.07
Goodwill and Intangible Asset Impairment	—	—	—	—	—	—	—	—	—	121.3	121.3	(1.5)	119.8	2.05
Restructuring, Asset Impairment, Severance and Other Charges	—	(8.2)	11.8	11.8	(2.4)	9.5	0.16	—	(21.3)	16.7	16.7	(3.4)	13.2	0.23
Change in Equity Award Forfeiture Accounting	—	—	—	—	—	—	—	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02
Warehouse Fire Loss	—	—	—	(0.2)	—	(0.1)	—	—	—	—	4.2	(1.0)	3.2	0.05
Loss on Extinguishment of Debt	—	—	—	—	—	—	—	—	—	—	3.6	(0.9)	2.8	0.05
Loss on Discontinuance of Interest Rate Swaps	—	—	—	4.9	(1.2)	3.7	0.06	—	—	—	3.9	(0.9)	2.9	0.05
FIN 48 Release on Discontinued Ops	—	—	—	—	—	—	—	—	—	—	—	(12.7)	(12.7)	(0.22)
SEC Fine	—	—	—	—	—	—	—	—	(5.0)	5.0	5.0	—	5.0	0.09
Adjustments Subtotal *	5.6	(8.2)	17.5	22.2	(5.1)	17.1	0.29	5.5	(27.7)	149.8	161.5	(22.4)	139.1	2.38
Adjusted (non-GAAP) *	$438.4	$316.1	$122.3			$72.3	$1.23	$416.0	$305.5	$110.5			$67.2	$1.15

* Note: Sum of reconciling items may differ from total due to rounding of individual components

Reconciliation of GAAP Operating Income to Adjusted Operating Income (AOI)
(In millions)

	Fourth Quarter 2021			Fiscal Year 2021
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$27.0	$6.9	$33.9	$81.4	$23.4	$104.8
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.4	1.4	—	5.6	5.6
Restructuring, Asset Impairment, Severance and Other Charges	3.4	2.4	5.8	3.6	8.3	11.8
Adjustments Subtotal *	3.4	3.8	7.2	3.6	13.9	17.5
AOI *	$30.4	$10.7	$41.1	$85.0	$37.3	$122.3

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020			Second Quarter 2020			Third Quarter 2020			Fourth Quarter 2020			Fiscal Year 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income / (loss)	$20.1	$(113.6)	$(93.5)	$17.2	$0.2	$17.4	$14.9	$1.0	$15.9	$21.1	$(0.1)	$20.9	$73.2	$(112.5)	$(39.3)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.3	1.3	—	1.3	1.3	—	1.4	1.4	—	1.4	1.4	—	5.5	5.5
Goodwill and Intangible Asset Impairment Charge	2.7	118.6	121.3	—	—	—	—	—	—	—	—	—	2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting	0.8	0.7	1.4	—	—	—	—	—	—	—	—	—	0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.1)	(1.1)	6.8	2.0	8.8	2.7	3.1	5.8	0.2	3.0	3.2	9.7	6.9	16.7
SEC Fine	—	—	—	—	—	—	2.7	2.3	5.0	—	—	—	2.7	2.3	5.0
Adjustments Subtotal *	3.5	119.4	122.9	6.8	3.3	10.1	5.4	6.8	12.2	0.2	4.4	4.6	15.9	133.9	149.8
AOI *	$23.6	$5.8	$29.4	$23.9	$3.5	$27.5	$20.3	$7.8	$28.1	$21.3	$4.3	$25.6	$89.1	$21.4	$110.5

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Fourth Quarter 2021	Fourth Quarter 2020	Fiscal Year 2021	Fiscal Year 2020
Net Income (Loss) as Reported (GAAP)	$21.8	$19.6	$55.2	$(71.9)
Income Tax Expense (Benefit)	4.4	(13.2)	17.4	(7.5)
Interest Expense (including debt issuance cost amortization)	7.4	13.2	29.7	29.2
Depreciation and Amortization (excluding debt issuance cost amortization)	10.6	12.1	44.3	43.8
Stock Compensation Amortization (Benefit)	1.3	0.9	5.5	(0.5)
Purchase Accounting Amortization	1.4	1.4	5.6	5.5
Goodwill and Intangible Asset Impairment	—	—	—	121.3
Restructuring, Asset Impairment, Severance and Other Charges	5.8	3.2	11.8	16.7
Warehouse Fire Loss	—	—	(0.2)	4.2
SEC Fine	—	—	—	5.0
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$52.8	$37.2	$169.4	$145.7

	As of 1/2/22
Total Debt	$518.1
Total Cash on Hand	(97.3)
Total Debt, Net of Cash on Hand (Net Debt)	$420.8

	1/2/2022
Total Debt / Fiscal Year 2021 Net Income	9.4x
Net Debt / Fiscal Year 2021 AEBITDA	2.5x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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